SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                         (AMENDMENT NO. _____________)*


                         PRECISE SOFTWARE SOLUTIONS LTD.
--------------------------------------------------------------------------------
                                (Name of Issuer)



                  Ordinary Shares, NIS 0.03 par value per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)



                                    M 4145010
                -------------------------------------------------
                                 (CUSIP Number)



                                December 31, 2000
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


           Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                     |_| Rule 13d-1(b)

                     |_| Rule 13d-1(c)

                     |X| Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Exchange Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

47660.1434

----------------------------------------------------                                         ----------------------
                CUSIP NO. M 4145010                                         13G                PAGE 2 OF 9 PAGES
----------------------------------------------------                                         ----------------------
---------------- --------------------------------------------------------------------------------------------------
       1         NAME OF REPORTING PERSON
                 I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                 GE Capital Equity Holdings, Inc.
                                   06-1448607
---------------- --------------------------------------------------------------------------------------------------
       2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                   (a) [ ]
                                                                                                    (b) [X]
---------------- --------------------------------------------------------------------------------------------------
       3         SEC USE ONLY

---------------- --------------------------------------------------------------------------------------------------
       4         CITIZENSHIP OR PLACE OF ORGANIZATION
                     Delaware
-------------------------------- ------------- --------------------------------------------------------------------
                                      5        SOLE VOTING POWER

                                                                               0
           NUMBER OF
            SHARES
         BENEFICIALLY
           OWNED BY
             EACH
           REPORTING
            PERSON
             WITH
-------------------------------- ------------- --------------------------------------------------------------------
                                      6        SHARED VOTING POWER

                                                                         891,449
-------------------------------- ------------- --------------------------------------------------------------------
                                      7        SOLE DISPOSITIVE POWER

                                                                               0
-------------------------------- ------------- --------------------------------------------------------------------
                                      8        SHARED DISPOSITIVE POWER

                                                                         891,449
---------------- --------------------------------------------------------------------------------------------------
       9             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     891,449
---------------- --------------------------------------------------------------------------------------------------
      10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES                        [ ]

---------------- --------------------------------------------------------------------------------------------------
      11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                      3.6%
---------------- --------------------------------------------------------------------------------------------------
      12         TYPE OF REPORTING PERSON

                                       CO
---------------- --------------------------------------------------------------------------------------------------






                                     Page 2

----------------------------------------------------                                         ----------------------
                CUSIP NO. M 4145010                                         13G                PAGE 3 OF 9 PAGES
----------------------------------------------------                                         ----------------------

---------------- --------------------------------------------------------------------------------------------------
       1         NAME OF REPORTING PERSON
                 I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                 General Electric Capital Corporation
                                   13-1500700
---------------- --------------------------------------------------------------------------------------------------
       2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                   (a) [ ]
                                                                                                    (b) [X]
---------------- --------------------------------------------------------------------------------------------------
       3         SEC USE ONLY

---------------- --------------------------------------------------------------------------------------------------
       4         CITIZENSHIP OR PLACE OF ORGANIZATION
                     New York
-------------------------------- ------------- --------------------------------------------------------------------
                                      5        SOLE VOTING POWER

                                                                               0
           NUMBER OF
            SHARES
         BENEFICIALLY
           OWNED BY
             EACH
           REPORTING
            PERSON
             WITH
-------------------------------- ------------- --------------------------------------------------------------------
                                      6        SHARED VOTING POWER

                                                                         891,449
                                                                         (Includes all shares beneficially owned
                                                                         by GE Capital Equity Holdings, Inc.)
-------------------------------- ------------- --------------------------------------------------------------------
                                      7        SOLE DISPOSITIVE POWER

                                                                         0
                                                                         (Includes all shares beneficially owned
                                                                         by GE Capital Equity Holdings, Inc.)
-------------------------------- ------------- --------------------------------------------------------------------
                                      8        SHARED DISPOSITIVE POWER

                                                                         891,449
                                                                         (Includes all shares beneficially owned
                                                                         by GE Capital Equity Holdings, Inc.)
---------------- --------------------------------------------------------------------------------------------------
       9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                     891,449
                                     (Includes all shares beneficially owned
                                     by GE Capital Equity Holdings, Inc.)
---------------- --------------------------------------------------------------------------------------------------
      10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES                         [ ]

---------------- --------------------------------------------------------------------------------------------------
      11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                      3.6%
---------------- --------------------------------------------------------------------------------------------------
      12         TYPE OF REPORTING PERSON

                                       CO
---------------- --------------------------------------------------------------------------------------------------





                                     Page 3

----------------------------------------------------                                         ----------------------
                CUSIP NO. M 4145010                                         13G                PAGE 4 OF 9 PAGES
----------------------------------------------------                                         ----------------------

---------------- --------------------------------------------------------------------------------------------------
       1         NAME OF REPORTING PERSON
                 I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                     General Electric Capital Services, Inc.
                     06-1109503
---------------- --------------------------------------------------------------------------------------------------
       2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                   (a) [ ]
                                                                                                    (b) [X]
---------------- --------------------------------------------------------------------------------------------------
       3         SEC USE ONLY
---------------- --------------------------------------------------------------------------------------------------
       4         CITIZENSHIP OR PLACE OF ORGANIZATION

                     Delaware
-------------------------------- ------------- --------------------------------------------------------------------
                                      5        SOLE VOTING POWER

                                                   Disclaimed (see 9 below)
           NUMBER OF
            SHARES
         BENEFICIALLY
           OWNED BY
             EACH
           REPORTING
            PERSON
             WITH
-------------------------------- ------------- --------------------------------------------------------------------
                                      6        SHARED VOTING POWER

                                                   Disclaimed (see 9 below)
-------------------------------- ------------- --------------------------------------------------------------------
                                      7        SOLE DISPOSITIVE POWER

                                                   Disclaimed (see 9 below)
-------------------------------- ------------- --------------------------------------------------------------------
                                      8        SHARED DISPOSITIVE POWER

                                                   Disclaimed (see 9 below)
---------------- --------------------------------------------------------------------------------------------------
       9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     Beneficial ownership of all shares is disclaimed by General
                     Electric Capital Services, Inc.
---------------- --------------------------------------------------------------------------------------------------
      10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES                        [ ]

---------------- --------------------------------------------------------------------------------------------------
      11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                     Not applicable (see 9 above)
---------------- --------------------------------------------------------------------------------------------------
      12         TYPE OF REPORTING PERSON

                                       CO
---------------- --------------------------------------------------------------------------------------------------





                                     Page 4

----------------------------------------------------                                         ----------------------
                CUSIP NO. M 4145010                                         13G                PAGE 5 OF 9 PAGES
----------------------------------------------------                                         ----------------------

---------------- --------------------------------------------------------------------------------------------------
       1         NAME OF REPORTING PERSON
                 I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                     General Electric Company
                     14-0689340
---------------- --------------------------------------------------------------------------------------------------
       2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                   (a) [ ]
                                                                                                    (b) [X]
---------------- --------------------------------------------------------------------------------------------------
       3         SEC USE ONLY
---------------- --------------------------------------------------------------------------------------------------
       4         CITIZENSHIP OR PLACE OF ORGANIZATION

                     New York
-------------------------------- ------------- --------------------------------------------------------------------
                                      5        SOLE VOTING POWER

                                                   Disclaimed (see 9 below)
           NUMBER OF
            SHARES
         BENEFICIALLY
           OWNED BY
             EACH
           REPORTING
            PERSON
             WITH
-------------------------------- ------------- --------------------------------------------------------------------
                                      6        SHARED VOTING POWER

                                                   Disclaimed (see 9 below)
-------------------------------- ------------- --------------------------------------------------------------------
                                      7        SOLE DISPOSITIVE POWER

                                                   Disclaimed (see 9 below)
-------------------------------- ------------- --------------------------------------------------------------------
                                      8        SHARED DISPOSITIVE POWER

                                                   Disclaimed (see 9 below)
---------------- --------------------------------------------------------------------------------------------------
       9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     Beneficial ownership of all shares is disclaimed by General
                     Electric Company.
---------------- --------------------------------------------------------------------------------------------------
      10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES                       [ ]

---------------- --------------------------------------------------------------------------------------------------
      11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                     Not applicable (see 9 above)
---------------- --------------------------------------------------------------------------------------------------
      12         TYPE OF REPORTING PERSON

                                       CO
---------------- --------------------------------------------------------------------------------------------------


ITEM 1.  NAME OF ISSUER AND ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

           (a) and (b) This statement relates to the ordinary shares, NIS 0.03 par value per share (the "Ordinary Shares"), of Precise Software Solutions Ltd., an Israeli company (the "Issuer"). The address of the principal executive offices of the Issuer is 1 Hashikma Street, P.O. Box 88, Savyon 56518, Israel.

ITEM 2.  PERSON FILING:

           (a)-(c)  This statement is being filed by:

   GE Capital Equity Holdings, Inc., a Delaware corporation ("GECEH");
   General Electric Capital Corporation, a New York corporation ("GE Capital"); General Electric Capital Services, Inc., a Delaware corporation ("GECS"); and General Electric Company, a New York corporation ("GE").

           The agreement among each of GECEH, GE Capital, GECS and GE that this statement be filed on behalf of each of them is attached hereto as Exhibit A. GECEH is a subsidiary of GE Capital, GE Capital is a subsidiary of GECS, and GECS is a subsidiary of GE. GECEH's principal business office is located at 120 Long Ridge Road, Stamford, Connecticut 06927. GE Capital's and GECS' principal business office are located at 260 Long Ridge Road, Stamford, Connecticut 06927. GE's principal business office is located at 3135 Easton Turnpike, Fairfield, Connecticut 06431.

           (d)-(e) This statement relates to the Ordinary Shares of the Issuer. The CUSIP No. for such shares is M 4145010.

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B) OR 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

           N/A

ITEM 4. OWNERSHIP.

           (a)-(c) The response of GECEH, GE Capital, GECS and GE to Items 5, 6, 7, 8, 9 and 11 on each of their respective Cover Sheets which relate to the beneficial ownership of the Ordinary Shares of the Issuer is incorporated herein by reference.

           Each of GECS and GE hereby expressly disclaims beneficial ownership of the Ordinary Shares owned by GECEH.

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

           If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [X]

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

           N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

           N/A

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

           N/A

ITEM 9. NOTICE OF DISSOLUTION OF GROUP.

           N/A

ITEM 10. CERTIFICATION.

           N/A

                                    SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 6, 2001

                                    GE CAPITAL EQUITY HOLDINGS, INC.

                                    By: /s/ Barbara J. Gould
                                        ---------------------------------------
                                        Name: Barbara J. Gould
                                        Title: Managing Director



                                    GENERAL ELECTRIC CAPITAL CORPORATION

                                    By: /s/ Barbara J. Gould
                                        ---------------------------------------
                                        Name: Barbara J. Gould
                                        Title: Department Operations Manager



                                    GENERAL ELECTRIC CAPITAL SERVICES, INC.

                                    By: /s/ Barbara J. Gould
                                        ---------------------------------------
                                        Name: Barbara J. Gould
                                        Title: Attorney-in-fact



                                    GENERAL ELECTRIC COMPANY

                                    By: /s/ Barbara J. Gould
                                        ---------------------------------------
                                        Name: Barbara J. Gould
                                        Title: Attorney-in-fact

                                  EXHIBIT INDEX


           EXHIBIT                              DESCRIPTION
           -------                              -----------

              A Joint Filing Agreement, dated February 6, 2001, among GECEH, GE Capital, GECS and GE, to file joint statement on Schedule 13G.

              B Power of Attorney, dated as of February 22, 2000, appointing Barbara J. Gould as attorney-in-fact for General Electric Company.

              C Power of Attorney, dated as of February 22, 2000, appointing Barbara J. Gould as attorney-in-fact for General Electric Capital Services, Inc.